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                                   EXHIBIT 11
                             CT COMMUNICATIONS, INC.
                                AND SUBSIDIARIES

                        Computation of Earnings Per Share



                                                 Three Months Ended March 31,
                                                  2002                  2001
                                                  ----                  ----
Computation of share totals used in
  computing earnings per share:

Weighted average number
 of shares outstanding                         18,759,318            18,857,297

Basic average shares
 a-outstanding                                 18,759,318            18,857,297

Incremental shares arising, from
 outstanding stock options                         53,224                43,282
                                             ------------          ------------
 b-Totals                                      18,812,542            18,900,579
                                             ============          ============
 c-Net Income                                $  2,795,818          $  1,355,749
                                             ============          ============

Net Income Per Share
 Basic - c/a                                 $       0.15          $       0.07
                                             ============          ============

Net Income Per Share
 assuming full dilution c/b                  $       0.15          $       0.07
                                             ============          ============